                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-114440


PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED APRIL 30, 2004)

                            (CENTERPOINT ENERGY LOGO)

                                  $255,000,000
                    2.875% Convertible Senior Notes due 2024
                                       and
               Common Stock Issuable Upon Conversion of the Notes

         This document supplements our prospectus dated April 30, 2004, relating to $255,000,000 aggregate principal amount of our 2.875% Convertible Senior Notes Due 2024 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The information in the following table supplements the information set forth under the caption "Selling Security Holders" in the prospectus.

                                                  PRINCIPAL AMOUNT OF                   NUMBER OF SHARES
                                                   NOTES BENEFICIALLY   PERCENTAGE OF    OF COMMON STOCK   PERCENTAGE OF
                                                     OWNED THAT MAY         NOTES             THAT          COMMON STOCK
                      NAME                              BE SOLD          OUTSTANDING       MAY BE SOLD     OUTSTANDING (1)
                      ----                        -------------------   -------------   ----------------   ---------------
DBAG London....................................        $20,000,000          7.84%            1,561,280            *
Deutsche Bank Securities Inc. (2)..............        $13,970,000          5.37%            1,069,477            *
Sage Capital Management, LLC...................        $   100,000             *                 7,806            *

-------------------------
*        Less than 1%

(1) Calculated using 307,072,860 shares of common stock outstanding as of March 31, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(2) Deutsche Bank Securities Inc. was one of the initial purchasers in connection with the private placement of the notes in December 2003. In addition, Deutsche Bank Securities Inc. was one of the initial purchasers in connection with the private placement of our 3.75% Convertible Senior Notes due 2023 in May 2003.

         INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE ACCOMPANYING PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is June 1, 2004.